Exhibit 99.1

MICHAEL KORS

Michael Kors Holdings Limited Announces First Quarter Fiscal 2016 Results

First Quarter Total Revenue Increased 7.3% (Increased 13.4% on a Constant Currency Basis)

First Quarter Reported Diluted EPS was $0.87 ($0.93 on a Constant Currency Basis)

London — August 6, 2015 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global luxury lifestyle brand, today announced its financial results for the fiscal 2016 first quarter ended June 27, 2015.

For the first quarter ended June 27, 2015:

●	Total revenue increased 7.3% to $986.0 million from $919.2 million in the first quarter of fiscal 2015. On a constant currency basis, total revenue increased 13.4%.

●

Retail net sales increased 9.0% to $523.3 million driven by 107 net new store openings since the end of the first quarter of fiscal 2015 and e-commerce sales from our North American digital flagships, partially offset by a 9.5% decrease in comparable store sales. On a constant currency basis, retail net sales grew 16.0%, and comparable store sales decreased 5.0%. Wholesale net sales increased 4.2% to $424.0 million and on a constant currency basis, wholesale net sales grew 9.7%. Licensing revenue increased 20.5% to $38.7 million.

●

Total revenue in North America increased 1.2% to $727.3 million on a reported basis and increased 1.9% on a constant currency basis. European revenue grew 16.9% to $216.8 million on a reported basis, and grew 42.2% on a constant currency basis. Revenue in Japan increased 32.7% to $19.6 million on a reported basis, and increased 57.4% on a constant currency basis.

●

Gross profit increased 5.6% to $603.6 million, and as a percentage of total revenue was 61.2%. Gross profit margin was reduced by approximately 63 basis points due to the change in foreign currency exchange rates. This compares to 62.2% in the first quarter of fiscal 2015.

●	Income from operations was $248.6 million, or 25.2% as a percentage of total revenue. This compares to $276.8 million, or 30.1% as a percentage of total revenue, for the first quarter of fiscal 2015.

●

Net income was $174.4 million, or $0.87 per diluted share, based on a 29.4% tax rate and 200.1 million weighted average diluted shares outstanding, which included an unfavorable impact related to foreign currency exchange rates of approximately $0.06 per share. Net income for the first quarter of fiscal 2015 was $187.7 million, or $0.91 per diluted share, based on a 32.0% tax rate and 207.2 million weighted average diluted shares outstanding.

●

At June 27, 2015, the Company operated 550 retail stores, including concessions, compared to 443 retail stores, including concessions, at the end of the same prior-year period. The Company had 224 additional retail stores, including concessions, operated through licensing partners. Including licensed locations, there were 774 Michael Kors stores worldwide at the end of the first quarter of fiscal 2016.

John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Our first quarter performance reflects better than expected results in both our top and bottom line with growth across our North America, Europe and Asia regions. In addition, on a global basis we saw solid growth in accessories and footwear as these categories performed well in our retail stores and we experienced strong sell-through in our wholesale channel. Looking ahead, we will continue to execute on our multiple growth initiatives including global expansion of our digital flagships, growing our international presence and building upon our core categories as well as further developing our men’s, women’s and footwear businesses. While we are at different stages of development in North America, Europe and Asia, we see continued opportunity in all of these regions. Michael Kors is a powerful brand and our commitment to delivering compelling fashion product and an exceptional shopping experience will enable us to maintain our leadership position in the global luxury market.”

MICHAEL KORS

Share Repurchase Program

During the quarter, the Company repurchased 6,960,352 shares of the Company’s ordinary shares for approximately $350.0 million in open market transactions. As of June 27, 2015, the remaining availability under the Company’s share repurchase program was $658.1 million. Share repurchases may be made in open market or privately negotiated transactions, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy, and other relevant factors. The program may be suspended or discontinued at any time.

Outlook

For the second quarter of fiscal 2016, the Company expects total revenue to be in the range of $1.06 billion to $1.08 billion. On a constant currency basis, total revenue is expected to increase in the high single digit range assuming a $60 million impact from the change in foreign currency rates. The Company expects a high single digit comparable store sales decrease on a reported basis and a low single digit decrease on a constant currency basis. Operating expense as a percentage of total revenue is expected to increase 440 to 490 basis points primarily due to global investments in our digital flagship, corporate talent, new stores, shop-in-shops, infrastructure and distribution. Diluted earnings per share are expected to be in the range of $0.86 to $0.90 for the second quarter of fiscal 2016. This assumes 194 million weighted average diluted shares outstanding and a tax rate of approximately 29.5%. The Company expects foreign currency to impact net income by approximately $11 million and EPS by approximately $0.06.

For fiscal 2016, the Company expects total revenue of approximately $4.7 billion to $4.8 billion. On a constant currency basis total revenue is expected to increase in the low double digit range assuming a $192 million impact from the change in foreign currency rates. The Company expects a low-single digit comparable store sales decrease on a reported basis, and flat comparable store sales on a constant currency basis. Operating expense as a percentage of total revenue is expected to increase 140 to 180 basis points due to the above mentioned investments with less deleverage assumed in the second half than in the first half of fiscal 2016. Diluted earnings per share are expected to be in the range of $4.40 to $4.50 for fiscal 2016. This assumes 195 million weighted average diluted shares outstanding and a tax rate of approximately 29%. The Company expects foreign currency to impact net income by approximately $41 million and EPS by approximately $0.21.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, August 6, 2015 at 8:00 a.m. ET. A replay of the call will be available today at 11:00 a.m. ET; to access the replay, dial 1-877-870-5176 for domestic callers or dial 1-858-384-5517 for international callers and enter access code 2727902. The conference call will also be webcast live in the investor relations section of www.michaelkors.com. The webcast will be accessible on the website for approximately 90 days after the call.

About Michael Kors

Michael Kors is a world-renowned, award-winning designer of luxury accessories and ready to wear. His namesake company, established in 1981, currently produces a range of products through his Michael Kors and MICHAEL Michael Kors labels, including accessories, footwear, watches, jewelry, men’s and women’s ready to wear, and a full line of fragrance products. Michael Kors stores are operated, either directly or through licensing partners, in some of the most prestigious cities in the world, including New York, Beverly Hills, Chicago, London, Milan, Paris, Munich, Istanbul, Dubai, Seoul, Tokyo and Hong Kong.

MICHAEL KORS

Forward Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015 (File No. 001-35368), filed on May 27, 2015 with the U.S. Securities and Exchange Commission.

Use of Non-GAAP Constant Currency Financial Measures

Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global Company, foreign currency exchange rates may have a significant effect on our reported results. We calculate constant currency measures and the related foreign currency impacts by translating the current-year’s reported amounts into comparable amounts using prior year’s foreign exchange rates for each currency. All constant currency performance measures discussed below should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP.”)

CONTACTS:

Investor Relations:

Michael Kors Holdings Limited

Krystyna Lack - VP, Treasurer

201-691-6133

InvestorRelations@MichaelKors.com

Or

ICR, Inc.

Jean Fontana

203-682-1214

jean.fontana@icrinc.com

Media:

ICR, Inc.

Alecia Pulman

646-277-1231

KorsPR@icrinc.com

MICHAEL KORS

SCHEDULE 1

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	June 27,	June 28,
	2015	2014

Net sales	$947,259	$887,037
Licensing revenue	38,716	32,117

Total revenue	985,975	919,154
Cost of goods sold	382,340	347,521

Gross profit	603,635	571,633
Total operating expenses	355,012	294,862

Income from operations	248,623	276,771
Other expense (income), net	825	(343)
Interest expense (income), net	109	(41)
Foreign currency losses	677	1,153

Income before provision for income taxes	247,012	276,002
Provision for income taxes	72,657	88,286

Net income	$174,355	$187,716

Weighted average ordinary shares outstanding:
Basic	196,977,021	203,749,572
Diluted	200,054,494	207,176,243

Net income per ordinary share:
Basic	$0.89	$0.92
Diluted	$0.87	$0.91

Statements of Comprehensive Income:
Net income	$174,355	$187,716
Foreign currency translation adjustments	9,814	3,067
Net gains (losses) on derivatives	(10,634)	1,464

Comprehensive income	$173,535	$192,247

MICHAEL KORS

SCHEDULE 2

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 27,	March 28,	June 28,
	2015	2015	2014
Assets
Current assets
Cash and cash equivalents	$808,540	$978,922	$1,141,770
Receivables, net	252,502	363,419	212,373
Inventories	606,450	519,908	527,254
Deferred tax assets	28,214	27,739	28,795
Prepaid expenses and other current assets	118,145	127,443	54,550

Total current assets	1,813,851	2,017,431	1,964,742
Property and equipment, net	624,194	562,934	404,018
Intangible assets, net	68,899	61,541	50,602
Goodwill	14,005	14,005	14,005
Deferred tax assets	4,627	2,484	3,662
Other assets	31,092	33,498	25,330

Total assets	$2,556,668	$2,691,893	$2,462,359

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$172,123	$142,818	$154,148
Accrued payroll and payroll related expenses	38,706	62,869	34,762
Accrued income taxes	29,679	25,507	63,631
Deferred tax liabilities	3,585	3,741	—
Accrued expenses and other current liabilities	94,907	95,146	70,088

Total current liabilities	339,000	330,081	322,629
Deferred rent	94,843	88,320	85,718
Deferred tax liabilities	13,769	10,490	3,478
Other long-term liabilities	19,867	22,037	21,180

Total liabilities	467,479	450,928	433,005
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 207,184,790 shares issued and 193,372,032 outstanding at June 27, 2015; 206,486,699 shares issued and 199,656,833 outstanding at March 28, 2015, and 205,248,311 shares issued and outstanding at June 28, 2014	—	—	—
Treasury shares, at cost (13,812,758 shares at June 27, 2015; 6,829,866 shares at March 28, 2015; and 40,787 shares and June 28, 2014)	(848,819)	(497,724)	(3,484)
Additional paid-in capital	662,516	636,732	559,226
Accumulated other comprehensive loss	(67,624)	(66,804)	(1,842)
Retained earnings	2,343,116	2,168,761	1,475,454

Total shareholders’ equity	2,089,189	2,240,965	2,029,354

Total liabilities and shareholders’ equity	$2,556,668	$2,691,893	$2,462,359

MICHAEL KORS

SCHEDULE 3

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED SEGMENT DATA

($ in thousands)

(Unaudited)

		Three Months Ended
		June 27,	June 28,
		2015	2014
Revenue by Segment and Region:
Retail net sales:	North America	$396,704	$373,559
	Europe	107,004	91,915
	Japan	19,592	14,768

Total Retail Net Sales		523,300	480,242

Wholesale net sales:	North America	309,062	327,043
	Europe	92,621	79,752
	Asia	22,276	—

Total Wholesale Net Sales		423,959	406,795

Licensing revenue:	North America	21,529	18,287
	Europe	17,187	13,830

Total Licensing Revenue		38,716	32,117

Total Revenue		$985,975	$919,154

Income from Operations:
Retail		$120,874	$142,689
Wholesale		106,310	117,652
Licensing		21,439	16,430

Total Income from Operations		$248,623	$276,771

Operating Margin:
Retail		23.1%	29.7%
Wholesale		25.1%	28.9%
Licensing		55.4%	51.2%
Total Operating Margin		25.2%	30.1%

		As of
		June 27, 2015
Store Count and Square Footage by Region:		Store Count	Square Footage
North America		354	1,029,805
Europe		143	360,263
Japan		53	72,108

Total		550	1,462,176

MICHAEL KORS

SCHEDULE 4

MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES

CONSTANT CURRENCY DATA

(In thousands)

(Unaudited)

	Three Months Ended		% Change
	June 27,	June 28,	As	Constant
	2015	2014	Reported	Currency
Retail net sales	$523,300	$480,242	9.0%	16.0%
Wholesale net sales	423,959	406,795	4.2%	9.7%
Licensing revenue	38,716	32,117	20.5%	20.5%

Total revenue	$985,975	$919,154	7.3%	13.4%